SUB-ITEM 77M
Mergers

Nuveen Ohio Municipal Bond Fund, a series of
Nuveen Multistate Trust IV
811-07751



On March 9, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Ohio Tax Free Fund, a series of Nuveen Investment Funds, Inc. were transferred to the Nuveen Ohio Municipal
Bond Fund. The circumstances and details of the reorganization are contained in the N-14 filing on December 9, 2011, accession number 0001193125-11-336623, which materials are herein incorporated by reference.